EXHIBIT 99.4

Escrow Agreement with

Huntington Bank, Cincinnati, Ohio

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Agreement”) is entered into by and between INFO-HOLD, INC., a Delaware corporation (the “Company”) and THE HUNTINGTON NATIONAL BANK, a              banking corporation (the “Escrow Agent”), as of this              day of             , 2006.

RECITALS

WHEREAS, the Company has filed an SB-2 Registration Statement with the United States Securities and Exchange Commission (“SEC”) relating to the issuance and sale (the “Offering”) of a maximum of 8,000,000 units (“Units”) consisting of one share of the Company’s common stock (“Common Stock”) and one warrant (“Warrant”) to purchase one share of Common Stock. There is no minimum subscription and Units will be sold at a price of $0.10 per Unit, payable in cash upon subscription.

WHEREAS, the Company’s senior management will offer the Units on a “best efforts” basis, and to comply with Rule 15c2-4 under the Securities Exchange Act of 1934, the Company purposes to establish an escrow fund with the Escrow Agent to receive proceeds from sale of the Units; and

WHEREAS, the offering of the Units will terminate on the date (“Offering Termination Date”) which is one (1) year from the effective date of the offering as determined by the SEC (“Effective Date”). The escrow will also terminate unless gross cash offering proceeds of at least $400,000 (the “Minimum Offering Amount”) for the Units have been received by the Offering Termination Date).

NOW, THEREFORE, the parties hereto agree as follows:

1. For the period commencing on the Effective Date and terminating at the earlier of the Company’s achievement of the Minimum Offering Amount or Offering Termination Date, the Escrow Agent shall act as escrow agent in connection with the sale of Units and shall receive and disburse the proceeds from the sale of Units in accordance herewith. The Company will notify the Escrow Agent of the Effective Date of the Offering.

2. All funds received by the Company in connection with the sale of Units, together with the related Subscription Agreements, shall be promptly transmitted to the Escrow Agent by the Company no later than noon of the next business day after receipt of the funds by the Soliciting Dealer. All checks shall be made payable to “Huntington National Bank as Escrow Agent.” 3. The Escrow Agent shall invest all funds deposited with it pursuant to this Section 2 hereof, in accordance with written instructions from time to time received from the Company in United States Government securities, securities issued or guaranteed by United States Government agencies and certificates of deposit or time or demand deposits in commercial banks.

3. Upon receipt by the Escrow Agent of appropriate instructions from the Company, on or after the date that the Minimum Offering Amount for the Units has been deposited with the Escrow Agent (the “Minimum Offering Closing Date”), as the case may be, which instructions may be conveyed by telephonic or telegraphic means (provided, however, that the same shall be confirmed in writing within three (3) days), the Escrow Agent shall deliver to the Company such portion of the deposited funds attributable to such Units then held in escrow as are specified in such instructions, together with the related Subscription Agreements; provided that in no event shall the Escrow Agent release any of the escrowed funds until it has confirmed that the payments for the Minimum Offering Amount for such Units are represented by cleared funds. For those subscribers admitted on the Minimum Offering Closing Date, promptly after release of a subscriber’s escrowed funds in accordance with this paragraph, the Escrow Agent shall also remit any interest earned on their subscription funds to the Company.

4. If at least the Minimum Offering Amount for the Units has not been deposited with the Escrow Agent by the Offering Termination Date for the Units, or the Company notifies the Escrow Agent that it has elected to terminate the Offering of the Units at an earlier date prior to the deposit into escrow of the Minimum Offering Amount for such Units, the Escrow Agent shall promptly return all subscription funds attributable to such Units, together with all interest on the funds to the respective subscribers.

5. If the Company determines that particular subscribers are not to be accepted as investors, then the Company shall so advise the Escrow Agent, shall promptly furnish to the Escrow Agent a list containing the name and address of, the date of deposit and amount received from each such subscriber, and shall authorize the Escrow Agent to promptly return the subscription funds received, together with all interest on the funds and the related Subscription Agreements to the subscribers as named, and the Escrow Agent shall promptly so return such funds (with interest) and the Subscription Agreements.

6. In the event of either (i) the occurrence of the final disbursement by the Escrow Agent or (ii) at least the Minimum Offering Amount not having been deposited with the Escrow Agent by the Offering Termination Date and compliance by the Escrow Agent with Section 4 above, the Escrow Agent thereafter shall be relieved of all liabilities in connection with the escrow deposits provided for herein.

7. It is understood and agreed that the Escrow Agent shall:

(A) be under no duty to enforce payment of any subscription which is to be delivered to and held by it hereunder;

(B) make no distribution of funds except according to the provisions of this Agreement, and (i) may act upon any instructions or advice believed by it to be genuine and may assume that any person purporting to give advice or instruction hereunder, believed by it to be duly authorized, had been authorized to do so; (ii) shall not be liable for any action taken or omitted upon the advice of counsel or upon a reasonable interpretation of any advice, instructions or document furnished it; and (iii) may decline to act and shall not be liable for failure to act if in doubt as to its duties hereunder;

(C) be deemed conclusively to have given and delivered any notice required to be given or delivered hereunder if the same is in writing, signed by any of its authorized officers and mailed, by registered or certified mail, or delivered by hand, in a sealed postpaid wrapper, addressed to the Company at the following address:

INFO-HOLD, INC.

4120 Airport Road

Cincinnati, Ohio 45226

Attention: Joey Hazenfield

(D) be indemnified by the Company against any claim made against it by reason of its acting of failing to act in connection with any of the transactions contemplated hereby (including reasonable fees and disbursements of its counsel) and against any loss it may sustain in carrying out the terms of this Agreement, except such claims which are occasioned by its bad faith, gross negligence or willful misconduct.

8. The Escrow Agent, for services rendered under this Agreement, shall receive from the Company a fee in the amount of              Dollars ($            ).

9. Nothing in this Agreement is intended to or shall confer upon any other than the parties hereto, any legal or equitable right, remedy or claim. This Agreement shall be construed in accordance with the laws of the State of Ohio and may be modified only in writing.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

“Company”

INFO-HOLD, INC.,
a Delaware corporation

By:
Joey Hazenfield
President

“Escrow Agent”

THE HUNTINGTON NATIONAL BANK,
a banking corporation

By:
(A Duly Authorized Officer)

By:
(A Duly Authorized Officer)